Exhibit 99.1

Horsehead Holding Corp. Announces Second Quarter 2011 Earnings

PITTSBURGH--(BUSINESS WIRE)--August 8, 2011--Horsehead Holding Corp. (Nasdaq: ZINC) reported that consolidated net earnings were $6.3 million, or $0.14 per diluted share, for the second quarter of 2011, excluding noncash mark-to-market adjustments after taxes of $9.9 million, or $0.23 per diluted share, related to recently completed hedges. This represents an increase of 9.7% over net earnings for the second quarter of 2010 of $5.7 million, or $0.13 per diluted share. Including the after tax impact of the noncash mark-to-market adjustments, the Company had a consolidated net loss of $(3.7) million, or $(0.08) per share, for the quarter ended June 30, 2011.

“Our zinc product shipments for the quarter continued to improve over the shipment levels for the first quarter of 2011 and the year ended 2010. The improvement reflects the continued strengthening of the economy and our efforts to expand our shipments of zinc metal beyond our traditional markets. Our zinc smelting facility and our recycling plants operated at near-capacity during the first six months of 2011,” said Jim Hensler, President and Chief Executive Officer. “INMETCO also turned in another solid quarter.”

“We have successfully renewed all of our key labor contracts. While upfront costs associated with these contracts had an unfavorable effect on earnings for the quarter, these costs will be partially offset going forward by cost savings from the new medical insurance programs negotiated under these labor agreements. In addition, the rising cost of energy, primarily metallurgical coke, further contributed to higher costs during the quarter.”

“We are pleased that with the hedging program we have put in place for 2012 and the first half of 2013 and with our recently completed $100 million convertible notes offering, the Company is now positioned to move forward with the new zinc plant project,” Hensler said.

Second Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments were 2.3% higher than the prior year’s quarter, with increased zinc metal shipments partially offset by reduced zinc oxide shipments. Zinc oxide shipments remained relatively flat compared to the first quarter of 2011 as we continue to resume commercial relationships with our customers following the restart of the Monaca, Pennsylvania refinery in the fourth quarter of 2010.
  The LME zinc price averaged $1.02/lb for the second quarter of 2011 compared to $0.92/lb for the second quarter of 2010. The LME nickel price averaged $10.96/lb for the second quarter of 2011 compared to $10.15/lb for the second quarter of 2010.
  Net sales increased $12.5 million, or 12.7%, to $111.0 million excluding $15.2 million of noncash hedge charges. Higher average price realization and the effect of higher shipment volume increased zinc product sales $5.7 million and $1.7 million, respectively, while sales from nickel-based products and services increased $4.7 million.
  Cost of sales, excluding depreciation and amortization, increased $11.3 million, or 14.1%, to $91.1 million. This increase reflects the effect of the higher shipment volume and higher recycling volume, partially offset by an increase in EAF-based feedstock. The portion of feed to the smelter derived from EAF dust increased to 74.6% for the current quarter, compared to 60.8% for the second quarter of 2010, reflecting the additional waelz kiln capacity added during the past twelve months. Cost of sales for the second quarter of 2011 included $2.2 million related to settlement of labor contracts and increased energy costs of $3.8 million.

  Cash generated by operating activities was $24.2 million for the quarter ended June 30, 2011, reflecting reduced accounts receivable associated with the insurance claim settled during the first quarter. Investing activities, primarily capital spending, during the quarter used $7.7 million of cash. At June 30, 2011, cash and cash equivalents were $129.5 million, after excluding $23.9 million of restricted cash, with $0.3 million of debt.

Shipments and Production Data

	Quarter ended June 30,		Six-months ended June 30,
	2011	2010	2011	2010
Zinc production - tons	34,208	34,701	69,426	65,492
Zinc product shipments - tons	37,688	36,860	74,149	70,268
Zinc contained - tons	34,788	33,199	68,343	63,317
Net sales realization
Zinc products - per lb	$1.04	$0.97	$1.06	$1.00
Zinc products -per lb zinc contained	$1.13	$1.08	$1.15	$1.11
EAF dust receipts - tons	137,897	138,991	272,004	275,493
Nickel remelt alloy shipments - tons	6,814	5,951	13,707	13,018
LME average zinc price - per lb	$1.02	$0.92	$1.05	$0.98
LME average nickel price - per lb	$10.96	$10.15	$11.60	$9.62

Business Outlook

Hensler added, “Steel industry capacity utilization continues to be in the mid-70 percent level. While we continue to believe there is still considerable upside to these current dust receipt levels, we do not anticipate significant changes in EAF steel production levels in the short-term based on recent public comments by several steel producers. While we have excess EAF dust recycling capacity, we are taking a series of planned major maintenance outages at our recycling plants through early November that will effectively take several kilns out of service during the third and fourth quarters. In addition, we expect to take the annual maintenance outage at INMETCO before the end of this year.

We continue to see strong demand for zinc metal while zinc oxide shipments have flattened out. We expect to continue to operate our full complement of six zinc smelting furnaces for the balance of the year. However, during the month of July, smelting output was approximately 1,500 tons lower than expected due to production difficulties. While these production issues have subsequently improved, it may affect third quarter shipments. INMETCO continues to operate at full capacity even though tolling receipts softened during the quarter as stainless steel producers reduced production as we entered the summer months.

We are continuing with our plans announced earlier this year to construct a new lower-cost, environmentally-friendly zinc production facility. The recently completed hedging program and $100 million convertible notes offering were put in place to support this project. The hedges, which were entered into for zero net premium, provide a minimum zinc price of $.85/lb and a maximum zinc price of $1.20/lb during the anticipated construction period of January 2012 through June 2013 for approximately 75% of our expected output. This hedging strategy reduces the risk of negative cash flow from operations should zinc prices decline during the construction of the new facility while also providing us with potential upside to earnings and cash flow should zinc prices increase from current levels. Going forward, our reported earnings may be subject to increased volatility because changes in quarter ending zinc prices may require further non-cash mark-to-market adjustments until such time that these hedges settle.

We currently estimate that our total capital expenditure for the construction of the new zinc plant will range from $350 to $375 million and once fully operational, should provide us with annual incremental EBITDA of approximately $90 to $110 million. The estimated internal rate of return for the project is 45% to 50%.

The plant will utilize the ZINCEXTM solvent extraction technology combined with state-of-the-art electro-winning and casting capabilities for production capacity in excess of 150,000 tons of zinc metal per year from recycled sources. The new plant will be capable of producing special high grade (SHG) zinc and continuous galvanizing grade (CGG) in addition to the Prime Western (PW) grade that the Company currently produces and is expected to provide the following benefits:

  Reduced annual operating costs of $60 to $70 million resulting from improved zinc recovery, lower energy usage, higher labor productivity, lower maintenance needs and reduced freight costs; and
  Increased annual margin of $25 to $30 million, primarily from the recovery of value from metals such as silver and lead contained in EAF dust, increased premiums on SHG and CGG zinc and increased metal shipments.

These benefits are independent of the price of zinc.

The project continues to be on schedule as we finalize incentives and complete preliminary permitting activities before we publicly announce the final site selection for the new facility. We expect to begin construction by the end of this year and achieve start-up as early as the third quarter of 2013.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Monday, August 8, 2011, at 5:00 pm EDT to discuss its second quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (800) 230-1085
International: (612) 234-9959

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://205.144.147.162/cgi-bin/confCast. Enter Conference ID# 211310 then click Go.

A replay of the call will be available beginning at 7:00 pm EDT on Monday, August 8, 2011, and ending on Monday, August 15, 2011, at 11:59 pm EDT. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 211310

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, proposed initiatives and strategy and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations and our expansion plans and initiatives, our ability to achieve the cost savings and other benefits we expect to achieve once the new zinc plant is fully operational, the ultimate cost to construct the new plant and our ability to secure any additional required financing for it on acceptable terms or at all, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended June 30,		Six-months ended June 30,
	2011	2010	2011	2010

Net sales	$95,791	$98,538	$205,005	$195,514
Cost of sales (excluding depreciation and amortization)	91,120	79,848	178,147	156,980
Insurance claim income	-	-	10,347	-
Gross profit (excluding depreciation and amortization)	4,671	18,690	37,205	38,534
Depreciation and amortization	5,339	4,241	10,601	8,782
S G & A expenses	4,874	4,961	10,061	9,690
Income (loss) from operations	(5,542)	9,488	16,543	20,062
Interest expense	301	303	603	612
Interest and other income	230	243	520	560
Income (loss) before taxes	(5,613)	9,428	16,460	20,010
Income tax provision (benefit)	(1,953)	3,720	5,356	7,520
Net income (loss)	$(3,660)	$5,708	$11,104	$12,490

Earnings (loss) per diluted share	$(0.08)	$0.13	$0.25	$0.29

Weighted average diluted shares outstanding	43,684	43,662	44,268	43,632

EBITDA (1)	$15,001	$ 12,962	$43,942	$ 29,194

Balance Sheet Items (unaudited)

	March 31, 2011	December 31, 2010

Cash and equivalents	$129,470	$109,557
Other current assets	128,675	126,198
Property, plant and equipment, net	221,147	218,652
Other assets	38,880	41,729
Total assets	$518,172	$496,136

Current liabilities	72,924	65,635
Long-term debt	255	255
Other long-term liabilities	57,208	57,236
Stockholders’ equity	387,785	373,010
Total liabilities and stockholders’ equity	$518,172	$496,136

Segment Information (unaudited)

	Three-months ended June 30, 2011				Six-months ended June 30, 2011
	Horsehead Corporation	INMETCO	Other	Total	Horsehead Corporation	INMETCO	Other	Total
Net sales	$80,001	$16,024	$(234)	$ 95,791	$173,940	$31,559	$(494)	$ 205,005
(Loss) income before income taxes	(11,379)	5,766	-	(5,613)	5,635	10,825	-	16,460

	Three-months ended June 30, 2010				Six-months ended June 30, 2010
	Horsehead Corporation	INMETCO	Other	Total	Horsehead Corporation	INMETCO	Other	Total
Net sales	$ 87,421	$ 11,331	$(214)	$ 98,538	$ 170,167	$ 25,778	$(431)	$ 195,514
Income before income taxes	7,259	2,169	-	9,428	13,701	6,309	-	20,010

(1)

EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income (loss):

EBITDA	Quarter ended June 30,		Six-months ended June 30,
	2011	2010	2011	2010

Net income (loss)	$(3,660)	$5,708	$11,104	$12,490
Noncash hedge adjustments	14,439	(1,353)	15,235	(842)
Noncash compensation expense	765	586	1,563	1,192
Income tax provision (benefit)	(1,953)	3,720	5,356	7,520
Interest expense	301	303	603	612
Interest and other income	(230)	(243)	(520)	(560)
Depreciation and amortization	5,339	4,241	10,601	8,782
EBITDA	$15,001	$12,962	$43,942	$29,194

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000